EXHIBIT 11

 INTRUST FINANCIAL CORPORATION Computation of Earnings Per Share Years Ended December 31, 1995, 1994 and 1993 (Dollars in thousands except per share data)

                                                1995         1994         1993
                                            ----------   ----------   ----------
Primary Earnings Per Share:

Net income                                  $   12,387   $   18,969   $   17,626

Weighted average common shares outstanding   2,344,762    2,371,377    2,381,859

Primary earnings per share                  $     5.28   $     8.00   $     7.40


Fully Diluted Earnings per Share:
Net Income                                  $   12,387   $   18,969   $   17,626
Net reduction in interest expense assuming
 conversion ofcapital notes                        699          713          713
                                            ----------   ----------   ----------
Net income                                  $   13,086   $   19,682   $   18,339
                                            ==========   ==========   ==========

Weighted average common shares outstanding
 assuming conversion of capital notes        2,743,307    2,771,377    2,781,859

Fully diluted earnings per share            $     4.77   $     7.10   $     6.59